Exhibit 10.1

SALE AND PURCHASE AGREEMENT

MADE BETWEEN

BEKEM METALS, INC.

AND

ERTIS FERRONICKEL WORKS LLP.

DATED November 03, 2009

Almaty city

Table of Contents

Sale and purchase agreement

Agreement

Section 1 – Sale of Share

Section 2 – Purchase Price

Section 3 – Closing

Section 4 – Representations and Warranties by BEKEM

Section 5 – Representations and Warranties by ERTIS

Section 6 – Access to Information

Section 7 – Covenants of BEKEM

Section 8 – Covenants of ERTIS

Section 9 – Additional Covenants of the Parties

Section 10 – Term of the Agreement

Section 11 – Additional Obligations of the Parties Prior to Closing

Section 12 – Termination and Amendment of the Agreement.

Section 13 – Miscellaneous

Exhibit List

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“Agreement”) is concluded on 03rd day of November 2009 by and between BEKEM METALS INC., a Utah corporation (“BEKEM”), represented by Kudabayev Ermek Askerbekovich, its President acting on the basis of constituent documents, and ERTIS FERRONICKEL WORKS LLP, a Kazakhstan Limited Liability Partnership (“ERTIS”), represented by its General Director Zhangabulova Gulnara Bekengaliyevna, acting on the basis of the Charter, jointly named hereinafter as the “Parties”, and individually as a “Party”.

Subject of the Agreement

The transaction contemplated by the present Agreement is a sale and purchase transaction whereby ERTIS shall acquire 100% of the paid authorized capital of KAZNICKEL, LLP, a Kazakhstan Limited Liability Partnership (“KAZNICKEL”), which is owned by BEKEM, in exchange for payment of KZT 280,000 (two hundred eighty thousand of Kazakhstan tenge) conditioned on ERTIS granting to KAZNICKEL financial aid in the amount of US $5,000,000 (five million US Dollars) (the “Target Loan”) for the specific purpose of early partial repayment of the total indebtedness of KAZNICKEL to BEKEM in the amount of US $5,814,456 (five million eight hundred and fourteen thousand four hundred and fifty six US dollars) (the “KAZNICKEL DEBT"). The foregoing contemplated transaction is hereinafter referred to in this Agreement as the “Contemplated Transaction." The Target Loan shall be transferred by ERTIS to the bank account of KAZNICKEL converted into Kazakhstan tenge at the exchange rate of the National Bank of the Republic of Kazakhstan as of the transfer date.

BEKEM undertakes to assign the remaining portion of the KAZNICKEL DEBT in the amount of US $814,456 (eight hundred and fourteen thousand four hundred and fifty six US dollars) to SAT & Company, being one of owner of ERTIS, by signing the Assignment Agreement.

KAZNICKEL is a Kazakhstan Limited Liability Partnership registered under Certificate of State Reregistration Nr782-1917-27-TOO (ИУ) issued on October 22, 2005 by Legal Department of the city of Semei, located to the address: 8a, Shkolnaya Street, Semei.

Upon closing the Contemplated Transaction KAZNICKEL will cease to be a subsidiary of BEKEM.

AGREEMENT

Section 1

Sale of Share

1.1

By the date of Closing as such term is defined in Section 3 herein (the “Closing” or the “Closing Date”), BEKEM shall sell 100% of its share in the paid authorized capital of KAZNICKEL (“Authorized Capital of KAZNICKEL”) to ERTIS.

1.2

As of the date of execution of the Agreement, the outstanding capital of KAZNICKEL and the Authorized Capital of KAZNICKEL is KZT 91,900 (ninety one thousand nine hundred of Kazakhstan tenge) and KAZNICKEL has no present obligation or commitment to increase or decrease the Authorized Capital of KAZNICKEL.

1.3	As of the Closing date the paid Authorized Capital of KAZNICKEL shall be KZT 91,900 (ninety one thousand nine hundred of Kazakhstan tenge).

Section 2

Purchase Price

2.1

The cost of the 100% of BEKEM'S share in Authorized capital of KAZNICKEL is KZT 280,000 (two hundred eighty thousand of Kazakhstan tenge), which shall be paid by ERTIS to BEKEM within 20 business days after execution of the present Agreement.

2.2

ERTIS shall grant to KAZNICKEL the Target Loan in the amount of US $5,000,000 (five million US Dollars) (including the first tranche of US $500,000 (five hundred thousands US Dollars) that has already been provided by ERTIS to KAZNICKEL) for the purpose of repayment of a portion of the KAZNICKEL DEBT, as set forth in Section 9.1 herein.

2.3

BEKEM undertakes to assign the remaining portion of the KAZNICKEL DEBT in the amount of US $814,456 (eight hundred and fourteen thousand four hundred and fifty six US dollars) to SAT & Company, being one of owner of ERTIS.

Section 3

Closing

3.1

Closing of Transaction. The Closing of the Contemplated Transaction shall take place on the date of fulfillment by BEKEM and ERTIS of all their obligations under the present Agreement but not later than 20 business days after the date of signing the present Agreement, unless mutually agreed by the parties.

3.2

Closing Date. The Closing Date of the Contemplated Transaction shall be the date when ERTIS fulfills all its payment obligations to BEKEM and delivers to KAZNICKEL the Target Loan in the amount of US $5,000,000 (five million US Dollars) under the present Agreement and when BEKEM and ERTIS fulfill in full all their other obligations under the present Agreement but not later than 20 business days after the date of signing the present Agreement.

3.3	Documents to be Delivered at Execution of the Present Agreement.
(a)	BEKEM shall deliver at execution of the present Agreement:

(i)

the certified true copies of the resolution of the Board of Directors of BEKEM dated 26 May 2009 authorizing BEKEM to enter into Contemplated Transaction and of the resolution of the Board of Directors dated 23 September 2009 authorizing increase of the cost of the Contemplated Transaction;

(ii)	original financial statements of KAZNICKEL as set forth in detail in Section 4.1(d) hereof.
(b)	ERTIS shall deliver to BEKEM at execution of the present Agreement:

(i)

the certified true copies of the minutes of the General Meeting of ERTIS' Participants dated February 11, 2009 authorizing ERTIS to enter into Contemplated Transaction and the original of the resolution of the General Meeting of ERTIS' Participants dated 10 September 2009 authorizing increase of the cost of the Contemplated Transaction ;

(ii)	the duly executed Investment Letter set forth in Exhibit A of this Agreement.
3.4	Documents to be Delivered by BEKEM to Ertis Following Full Payment under Sections 2.1, 2.2 and 9.1 of the present Agreement.
(a)	BEKEM shall deliver to ERTIS within 3 business days after ERTIS makes in full all payments under Sections 2.1, 2.2 and 9.1, the following documents:
(i)	original of Certificate of State Reregistration of KAZNICKEL Nr 1436-1917-27-ТОО (ИУ) issued on December 11, 2008;
(ii)	original of the KAZNICKEL Charter approved on October 13, 2005 with the amendment approved on December 22, 2006;
(iii)	original of Certificate of the Tax Registration of KAZNICKEL dated 11 March 2004 г;
(iv)	original of Statistical Card of KAZNICKEL dated 25 January 2007 г.;
(v)

the Assignment Agreement for assignment of the remaining portion of the KAZNICKEL DEBT in the amount of US $814,456 (eight hundred and fourteen thousand four hundred and fifty six US dollars) to SAT & Company;

(vi)

the Satisfaction of Debt letter signed by Bekem confirming satisfaction of the KAZNICKEL DEBT by receiving from Ertis full payments under Sections 2.1, 2.2 and 9.1 of the present Agreement and assignment of the remaining portion KAZNICKEL DEBT to SAT & Company (Exhibit B).

3.5	Filings; Cooperation.
(a)

Prior to execution of the present Agreement, BEKEM and ERTIS acknowledge that ERTIS has examined with due diligence and in good faith all books, records and documents of KAZNICKEL referring to the Contemplated Transaction and ERTIS will not require the delivery of any additional books, records or documents of KAZNICKEL in connection with the Closing of the Contemplated Transaction.

(b)

After execution of the present Agreement, BEKEM and ERTIS shall submit or ensure submitting on request of the other Party any additional information and/or any additional documents being at their disposal, as may be reasonably and legally required by the Parties to consummate the Contemplated Transaction.

Section 4

Representations and Warranties by BEKEM

4.1	BEKEM represent and warrant to ERTIS as of the date of executing the present Agreement:
(a)

Proper registration of KAZNICKEL Charter. The Charter of KAZNICKEL and all valid amendments thereto were approved by the authorized management body of KAZNICKEL and passed appropriate registration with the State bodies.

(b)

Authorized capital. The total Authorized Capital of KAZNICKEL is KZT 91,900 (ninety one thousand nine hundred of Kazakhstan tenge), 100% of which is owned by BEKEM. As of the Closing Date of the Contemplated Transaction the total registered and paid Authorized Capital of KAZNICKEL shall be KZT 91,900 (ninety one thousand nine hundred of Kazakhstan tenge).

(c)	Subsidiaries. KAZNICKEL has no subsidiaries.
(d)

Financial Statements. BEKEM has delivered to ERTIS a copy of KAZNICKEL’s audited financial statements for the fiscal years ended December 31, 2008 and 2007 prepared in compliance with IFRS and approved by independent auditors according to IAS and as well non-audited financial statements for 3 (three) months, i.e. up to March 31, 2009, being true, complete and prepared according to IFRS (collectively referred to herein as the “KAZNICKEL Financial Statements”). There were no material adverse changes in such financial statements as of the date of execution of the present Agreement, except for routine changes in KAZNICKEL'S activity.

(e)

Absence of Undisclosed Liabilities. To the best of BEKEM’s knowledge, KAZNICKEL has no liabilities except for those adequately reflected and corresponding to the KAZNICKEL Financial Statements provided to ERTIS by KAZNICKEL.

(f)

Litigation. To the best of BEKEM’s knowledge, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against KAZNICKEL or its properties, or any actions, suits or proceedings pending or threatened against KAZNICKEL which might result in any material adverse change in the operations or financial condition of KAZNICKEL.

(g)

Compliance with Laws. To the best of BEKEM’s knowledge, the operations and affairs of KAZNICKEL do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect business, financial conditions or operations of KAZNICKEL.

(h)	Absence of Specific Changes. To the best of BEKEM’s knowledge, except as otherwise disclosed to ERTIS during its due diligence investigation of KAZNICKEL, since March 31, 2009;
(i)	KAZNICKEL has not entered into any material transactions;
(ii)

there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of KAZNICKEL as shown on the KAZNICKEL Financial Statements submitted to ERTIS, other than changes that do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(iii)

there has been no damage to, destruction of or loss of any of the properties or assets of KAZNICKEL (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of KAZNICKEL;

(iv)	KAZNICKEL has neither declared, nor paid any dividend nor made any distribution on its Authorized Capital, nor increased its Authorized Capital;
(v)	there has been no material change in KAZNICKEL'S line of business, nor has KAZNICKEL entered into any new material liabilities by way of guaranty, endorsement, indemnity, warranty or otherwise;

(vi)	there have been no loans made by KAZNICKEL to its employees, officers or directors;
(vii)	there has been no waiver by KAZNICKEL of any its valuable rights, nor forgiveness of any material debt owed to it;
(viii)	there has been no extraordinary increase in the compensation of any of KAZNICKEL’s employees;
(ix)	there has been no agreement or commitment by KAZNICKEL to do or perform any of the acts described in this subsection; and
(x)

there has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of KAZNICKEL or to impair materially the ability of KAZNICKEL to conduct the business now being conducted.

(i)

Employees. To the best of BEKEM’s knowledge, there are no bonuses, profit sharing, compensations or other plans, agreements or arrangements between KAZNICKEL and any of its directors, officers or employees, except for those shown in the KAZNICKEL Financial Statements provided by KAZNICKEL to ERTIS.

(j)

Continuation of Key Management and Employees. To the best knowledge of BEKEM, all key management personnel and employees of KAZNICKEL intend to continue their employment with KAZNICKEL after the Closing.

(k)

Assets. All assets shown as of March 31, 2009 in the KAZNICKEL Financial Statements or acquired and held as of the Closing Date belong to KAZNICKEL. KAZNICKEL owns and has valid title to all of such assets. None of KAZNICNEL’S equipment used by it in connection with its business has any material defects and all of such equipment is, in all material respects, in good operating condition and repair, and is adequate for the uses to which it is being put; none of KAZNICKEL’s equipment is in need of overhaul or repairs, except for routine maintenance and repair. BEKEM represents that it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible as of the date of execution of the present Agreement, except to those shown in the KAZNICKEL Financial Statements as of March 31, 2009.

(l)

Tax Matters. To the best of BEKEM’s knowledge, all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of KAZNICKEL have been filed timely. Since March 31, 2009, KAZNICKEL has not incurred any liability with respect to any federal, foreign, state or local taxes except those emerging in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of KAZNICKEL. KAZNICKEL has no material delay with payment of any such tax or assessment as of the date of execution of the present Agreement.

(m)

Permits. To the best knowledge of BEKEM, KAZNICKEL has all permissions, governmental certificates and licenses (“Permits”) required to conduct its business as it is presently conducted. Such Permits are in full force and effect. To the best knowledge of BEKEM, no material violations of any Permit by KAZNICKEL exist and no proceeding is pending or threatened to revoke or limit any Permit.

(n)	Contracts/Agreements
(i)	As of the date of execution of the present Agreement, BEKEM has delivered to ERTIS a copy of:

Subsoil use contract No 1349, dated February 26, 2004 for exploration and mining of the Gornostai Ni-Co deposit, together with Appendix No 1 (registration No 1396 dated May 23, 2006, drawn up in connection with the transfer of the right on Subsoil use from Shagan LLP to Kaznickel LLP), Appendix No 2 (registration No 2046 dated April 22 , 2004 drawn up in connection with the extension of the Geological Allotment and extension of the exploration period to February 26, 2008) and Appendix No 3 (registration No 2568 dated May 16, 2009 drawn up in connection with extension of the exploration period to February 26, 2010) and Appendix No 4 (registration No 3372 dated April 22, 2009 drawn up in connection with change of the taxation terms);

(o)	Environmental Matters. To the best of BEKEM’s knowledge, as of the date of execution of the present Agreement:
(i)

KAZNICKEL is in full compliance with the environmental laws of the Republic of Kazakhstan. KAZNICKEL has not received any order, notice or other communication from any governmental body of any actual violation of any environmental law.

(ii)	BEKEM is not aware of, nor has it actually received any order, notice, summons, warning nor any other communication relating to a violation by KAZNICKEL of any environmental law.
(iii)	BEKEM is not aware of any hazardous materials violating any environmental law that are or have been held at the facilities belonging to KAZNICKEL or released to third parties.
(p)	Books and Records. The books and records of KAZNICKEL are complete and correct; they are kept in strict compliance with the requirements of the

Republic of Kazakhstan and reflect, in all material respects, KAZNICKEL'S transactions with third persons.

(q)

Authority to Execute Agreement. The Board of Directors of BEKEM, acting pursuant to the powers and authorities legally vested with it, has duly authorized execution and delivery by BEKEM of the present Agreement. BEKEM has power and authority to execute and deliver the present Agreement and to take all actions required to be taken by it pursuant to provisions hereof. The present Agreement constitutes the legal, valid and binding obligation of BEKEM. No condition of the present Agreement will constitute a violation or breach of the Articles of Incorporation, as amended, or Bylaws, as amended, of BEKEM, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to BEKEM.

(r)	Finder’s Fees. BEKEM shall pay at its expense finder’s fee in the amount of US $50,000 (fifty thousand US Dollars) within 30 days term after the Closing Date.
4.2

Disclosure. BEKEM has disclosed all facts, known to it as of the date of execution of the present Agreement and capable to affect materially the business of KAZNICKEL. BEKEM has not concealed any facts capable of materially affecting the business of KAZNICKEL. The present Agreement does not contain any untrue statement by BEKEM of material facts relating to the present Agreement.

Section 5

Representations and Warranties by ERTIS

5.1	ERTIS represents and warrants as of the date of executing of the present Agreement:
(a)

Proper registration. ERTIS is currently a limited liability partnership duly organized and validly existing under the laws of the Republic of Kazakhstan and has full corporate power and authority to purchase property on its behalf and to exercise all its other tangible and intangible property rights and bear its liabilities.

(b)	Founders of ERTIS. SAT & Company is one of the owners of ERTIS.
(c)	No Violation. Execution of the present Agreement by ERTIS and fulfillment of its conditions by ERTIS shall not constitute:
(i)	a violation or a conflict with any provision of the Charter of ERTIS, any agreement or other liability taken by ERTIS in relation to any third parties; or
(ii)	a violation of any order, writ, injunction or decree, or any statute of the Republic of Kazakhstan applicable to ERTIS.

(d)	Liabilities to third persons. ERTIS has no liabilities to any third persons which might prevent ERTIS from performing its obligations under the present Agreement.
(e)

Authority to Execute the Agreement. The decision of the interest holders of ERTIS, made at the General Meeting of participants in compliance with the order established by the Republic of Kazakhstan, has duly authorized execution and delivery by ERTIS of the present Agreement, the Purchase Price and other obligations specified in Sections 2.1, 2.2 and 9.1 of the present Agreement. ERTIS has the power and authority to execute the present Agreement and to take all other actions required to be taken by it pursuant to the provisions hereof. ERTIS has taken all the actions required by law, its Charter, as amended, to enter in the present Agreement. The present Agreement constitutes the legal, valid and binding obligation of ERTIS, enforceable against it in accordance with its terms. Execution of the present Agreement by ERTIS will not constitute a violation or breach of the Charter of ERTIS, as amended, or any agreement, stipulation, order, writ, decree, law, rule or regulation applicable to ERTIS.

(f)

Due-diligence. ERTIS made a full examination of KAZNICKEL'S books, records and documents and guarantees that it will not require the deliver of any additional books, records or documents of KAZNICKEL in connection with the Closing of the Contemplated Transaction and will not have any claims to BEKEM relating to any liabilities of KAZNICKEL to any tax or other authorities of the Republic of Kazakhstan. ERTIS guarantees that ERTIS will perform re-registration of change in KAZNICKEL'S shareholders under requirements of the legal and tax authorities, statistic bodies, and the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan by itself and at its own expense providing Bekem delivers to ERTIS documents indicated in sub-sections (i)-(iv) of section 3.4(a) of the present Agreement. ERTIS confirms that the conditions and the Price of Purchase of KAZNICKEL set in the Sections 2 and 9 of the present Agreement cover all rights and liabilities of KAZNICKEL existing as of the date of execution of the present Agreement.

(g)	Finder’s Fees. ERTIS shall not pay any finder’s fee under the present Agreement.
(i)

US. Securities Law Matters. ERTIS understands and acknowledges that the Authorized Capital of KAZNICKEL is being offered and sold to it in reliance on specific exemptions or exclusions from the registration requirements of United States federal and state securities laws and that BEKEM is relying upon the truth and accuracy of the representations contained in the Investment Letter set forth in Exhibit A of this Agreement in order to determine the applicability of such exemptions or exclusions and that the representation and warranties of ERTIS in the Investment Letter are incorporated herein by this reference.

5.2

Disclosure. ERTIS has disclosed all known to it facts capable to affect materially the conditions, execution and performance of the present Agreement. ERTIS has not concealed any facts capable to affect materially the conditions, execution and performance of the present Agreement. Conditions of the present Agreement do not contain any untrue statement of ERTIS on material facts relating to the present Agreement.

Section 6

Access to Information

6.1

In compliance with the sub-Section 5.1 (f) hereof, BEKEM has provided to ERTIS and to ERTIS’ counsel, accountants and other representatives full access to all of KAZNICKEL’s properties, books and records, including information concerning work program, products and contract on extracting mineral resources.

Section 7

Covenants of BEKEM

7.1

Conducting activities from the date of execution of the present Agreement till the Closing Date. BEKEM undertakes to ERTIS that from the date of execution of the present Agreement until the Closing Date:

(a)	KAZNICKEL shall conduct its business in the ordinary and usual course.
(b)	KAZNICKEL shall neither amend its Charter nor pay dividends.
(c)	KAZNICKEL shall not increase its Authorized Capital.
(d)	KAZNICKEL shall not sell, lease, pledge or otherwise dispose any its assets or property.
(e)	KAZNICKEL will continue to file properly and promptly tax returns and reports required by the laws of the Republic of Kazakhstan.
(f)	KAZNICKEL will comply with all laws and regulations applicable to it and its operations.
(g)	Kaznickel shall not incur any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures
(i)	Kaznickel shall not enter into any material agreement or commitment, without prior written approval from ERTIS.

Section 8

Covenants of ERTIS

8.1

Required Approvals. ERTIS shall deliver to BEKEM all documents stipulated by the present Agreement. ERTIS also shall cooperate with BEKEM in obtaining all required consents, provided. ERTIS undertakes not to change its line of business, not to spend considerable resources and not to take any liabilities to third persons if these liabilities are capable to violate conditions and affect performance of the present Agreement.

8.2	Making Payments. ERTIS undertakes to make timely and in full all payments stipulated by sub-Sections 2.1, 2.2 and 9.1 of the present Agreement.

Section 9

Additional Covenants of the Parties

9.1

Satisfaction of Kaznickel Debt. ERTIS agrees to grant to KAZNICKEL the Target Loan intended for early payment of KAZNICKEL DEBT to BEKEM in the amount of US $5,000,000 (five million US dollars), and BEKEM agrees to accept this repayment of the Debt in the following order:

(a)

US $500,000 (five hundred thousand US dollars) has already been paid by ERTIS to KAZNICKEL as the first tranche of the Target Loan according to the conditions of the Preliminary Agreement of February 11, 2009.

(b)

US $4,500,000 (four million five hundred thousand US dollars) shall be paid by ERTIS to KAZNICKEL as the second tranche of the Target Loan within 20 business days after the date of execution of the present Agreement. The Target Loan shall be transferred by ERTIS to KAZNICKEL in Kazakhstan tenge converted under the exchange rate of the National Bank of the Republic of Kazakhstan as of the transfer date.

(c)

BEKEM and ERTIS undertake to fulfill all actions required to facilitate payment by KAZNICKEL to BEKEM of the Target Loan received from ERTIS in the amount of US $5,000,000 (five million U.S. dollars) (including the first tranche of US $500,000 (five hundred thousands US Dollars) that has already been provided by ERTIS to KAZNICKEL). Repayment of the debt shall be made by KAZNICKEL within 1 (one) banking day of receipt of each tranche of the Target Loan from ERTIS. The Debt shall be returned in US dollars or, on demand by BEKEM, in Kazakh Tenge in the amount equivalent to US $5,000,000 (five million US dollars) (including the first tranche of US $500,000 (five hundred thousands US Dollars) that has already been provided by ERTIS to KAZNICKEL) based on the exchange rate of the National Bank of the Republic of Kazakhstan on the date of payment to Bekem.

(d)	BEKEM undertakes to assign the remaining part of the KAZNICKEL'S debt in the amount of US $814,456 (eight hundred and fourteen thousand four hundred and fifty six US dollars) to SAT & Company.
9.2	Cooperation. Both BEKEM and ERTIS will cooperate with each other in fulfilling the terms of the present Agreement.
9.3

Expenses. Each of the Parties shall pay all its respective costs and expenses (including attorneys’ and accountants’ fees, and other expenses) incurred by it in connection with the present Agreement and these expenses are not subject to reimbursement by the other Party.

9.4

Publicity. Prior to the Closing Date, any written news releases or public disclosure by either Party pertaining to the present Agreement shall be submitted to the other Party for its review and approval prior to such release or disclosure, except for the cases when such a disclosure is stipulated by legislation of the State of Utah or the Republic of Kazakhstan or under requirements of the United States Securities and Exchange Commission.

9.5

Confidentiality. While BEKEM is obligated to provide ERTIS with information according to the present Agreement, it is understood and agreed that all received by ERTIS information is confidential in nature. ERTIS agrees to hold such information in confidence and not to reveal any such information to any third persons. ERTIS undertakes to ensure fulfillment of the provisions hereof by all its officers and other specialists or persons involved into the process of Due Diligence by ERTIS, except for cases where it is required by legislation of the Republic of Kazakhstan.

Section 10

Term of the Agreement

10.1	The warranties, rights and covenants of the present Agreement inure from the date of execution of the present Agreement and will remain in full force up to the Closing Date.

Section 11

Additional Obligations of the Parties Prior to Closing

11.1

Obligations of the Parties Prior to Closing. The obligations of BEKEM and ERTIS under the present Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment of each of the following conditions:

(a)

All representations and warranties made by BEKEM and ERTIS in the present Agreement shall be true and correct in all material respects and cannot be modified unilaterally after execution of the present Agreement.

(b)	The parties shall have timely performed or complied with all covenants, agreements and conditions contained in the present Agreement.
(c)	ERTIS undertakes to perform all payments for satisfaction and settlement of the KAZNICKEL DEBT to BEKEM in compliance with the present Agreement.
(d)

Fulfillment by the Parties of their obligations under the present Agreement shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not be any legal or administrative action or proceeding to declare the Contemplated Transaction invalid and to seek damages from any Party in connection with this Agreement.

Section 12

Termination and Amendment of the Agreement.

12.1

The present Agreement may be terminated without liability to either party, except with respect to the obligations set forth in subsections 9.4 and 9.5 of the present Agreement, if there emerge any of the following:

(a)

By Bekem on the 21st business day after the date of the present Agreement if ERTIS has failed to deliver to Bekem US $5,000,000 (five million US dollars) (including the first tranche of US $500,000 (five hundred thousands US Dollars) that has been already provided by ERTIS to KAZNICKEL) as early repayment of a portion of the KAZNICKEL DEBT as set forth in subsections 2.2 and 9.1 of the present Agreement. The present Agreement shall be terminated in this case irrespective of ERTIS' payment of its share of participation in the Authorized Capital of KAZNICKEL. The date of termination is the date of mailing by BEKEM of written notice on termination of the present Agreement to the address of ERTIS.

(b)

By Bekem on the 21st business day after the date of the present Agreement if ERTIS has failed to pay its share of participation in the Authorized Capital of KAZNICKEL in the amount of KZT 280,000 (two hundred eighty thousand of Kazakhstan tenge), as stipulated in subsection 2.1 of the present Agreement. The date of termination is the date of mailing by BEKEM of written notice on termination of the present Agreement to the address of ERTIS.

(c)	Under mutual agreement of BEKEM and ERTIS. The date of termination is the date of execution by BEKEM and ERTIS of a special agreement on termination of the present Agreement.
(d)

 In case of force-majeure events. In case of occurrence of force-majeure events which: (i) make it impossible to perform the contemplated transaction; (ii) last more than three months, (iii) which are not expected to end in the foreseeable future; (iv) occur after signing of the present Agreement; and (v) are not dependent upon action by the Parties, the date of termination is the date of mailing by one of the Parties of written notice on termination of the present Agreement with a document confirming the fact of the force-majeure event.

12.2

If the present Agreement is terminated, each of the Parties shall pay all its respective costs and expenses (including attorneys’ and accountants’ fees, and other expenses) incurred by it in connection with the present Agreement.

12.3	No modification or amendment of any provision of the present Agreement shall be effective unless specifically made in writing and duly signed by authorized representatives of the Parties.
12.4

In case of termination of the present Agreement in accordance with section 12.1 of the present Agreement, the Parties shall be returned to the initial position they were in before the signing of the present Agreement and each Party shall deliver to the other Party the cash, documents and information received under the present Agreement within 90 business days from the date of the termination of the present Agreement.

Section 13

Miscellaneous

13.1

Entire Agreement. The present Agreement (including the exhibits and schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, No modification or amendment of any provision of the present Agreement shall be effective unless specifically made in writing and duly signed by authorized representatives of the Parties.

13.2	Binding Agreement.
(a)	The present Agreement inures from the date of its execution by authorized representatives of the Parties.
(b)	The present Agreement shall be binding upon the respective Parties and their authorized representatives.
(c)

All disputes arising out of the present Agreement are settled according to sub-Section 13.8 of the present Agreement and the winning Party is entitled to recover from the Party determined to be in default all of its reasonable costs incurred in said litigation, including attorneys’ fees.

13.3

Counterparts. The present Agreement is made in the Russian and English languages, and shall be executed in two counterparts, each of which shall be deemed an original and each Party shall be delivered an original. In the event of a discrepancy between the Russian and English versions of the present Agreement and in the event the Parties do not make a mutual decision on the discrepancy, the Parties agree to submit the matter to an independent international legal company, agreed by Parties, for a determination of the intent of the Parties and based upon principles of fairness.

13.4	Severability. If any provisions hereof are found invalid, illegal or unenforceable the remaining provisions of the present Agreement shall remain in full force and effect.
13.5

Assignment. The present Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither the present Agreement nor any right hereunder shall be assignable by one party without prior written consent of the other party.

13.6	Captions. The captions of the various Sections of the present Agreement have been inserted only for convenience and shall not influence interpretation of any provisions of the present Agreement.
13.7	Governing Law. The validity, interpretation and effect of the present Agreement shall be governed exclusively by the laws of the Republic of Kazakhstan.
13.8

Dispute Resolution. Any dispute, controversy or claim arising out of or relating to the present Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration under the UNCITRAL Arbitration Rules in effect on the date of the present Agreement.

(a)

The appointing authority shall be the International Centre for Dispute Resolution. The case shall be administered by the International Centre for Dispute Resolution under its Procedures for Cases under the UNCITRAL Arbitration Rules.

(b)

The arbitration is to be held before a panel of three arbitrators, each of whom must be independent of the parties. No later than 15 days after the arbitration begins, each party shall select an arbitrator and request the two selected arbitrators to select a third neutral arbitrator. If the two arbitrators fail to select a third on or before the 10th day after the second arbitrator was selected, either party is entitled to request the International Centre for Dispute Resolution to appoint the third neutral arbitrator in accordance with its rules. Before beginning the hearings, each arbitrator must provide an oath or undertaking of impartiality.

(c)	The arbitrators are to interpret all controversies and claims arising under or relating to the present Agreement in accordance with the laws of the Republic of Kazakhstan.
(d)	The venue for any arbitration proceedings arising under or relating to the present Agreement shall be the city of Salt Lake City, State of Utah.

(e)

Each party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment of arbitration. Any award, order or judgment pursuant to arbitration is final and may be entered and enforced in any court of competent jurisdiction.

(f)

The costs of such dispute resolution shall be borne by the Parties equally and each Party shall pay its own attorneys’ fees; provided, however, that in the event either Party challenges or in any way seeks to have the arbiters’ decision or award vacated or corrected or modified, if the challenge is denied or the original decision or award is affirmed, the challenging Party shall pay the costs and fees, including reasonable attorneys’ fees, of the non-challenging Party, both for the challenge and for the original dispute resolution process.

13.9

Notices. All notices, requests, demands and other communications under the present Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

To ERTIS:

Zhangabulova Gulnar Bekengaliyevna, General Director

Ertis Ferronickel Works LLP

Bespayev Street 10A

Semei, Kazakhstan 071400

Fax: +7 7222 56 80 04

To BEKEM:

Kudabayev Yermek Askerbekovich, President

Bekem Metals, Inc.

050020 Almaty, Kazakhstan

Kyz jibek str. 149

Fax: 7-727-227-94-05, 393-60-46

With a Copy to:

Ronald Poulton

Poulton & Yordan

324 South 400 West, Suite 250

Salt Lake City, Utah 84101

Fax (801) 355-2990

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

IN WITNESS WHEREOF, the Parties hereto have executed the present Agreement as of the date first written above.

BEKEM METALS, INC.
324 South 400 West, Suite 225 Salt Lake City, UT 84101 By: /s/ Kudabayev Yermek Askerbekovich Kudabayev Yermek Askerbekovich, President

ERTIS FERRONICKEL WORKS LLP
By: /s/Zhangabulova Gulnar Bekengaliyevna Zhangabulova Gulnar Bekengaliyevna, General Director